EXHIBIT 8.1

December 21, 2012

NBT Bancorp Inc.

52 South Broad Street

Norwich, New York 13815

Re:	Federal Tax Consequences Relating to the Merger of Alliance Financial Corporation with and into NBT Bancorp Inc.

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to NBT Bancorp Inc., a Delaware corporation (“NBT”), in connection with the merger (the “Merger”) of Alliance Financial Corporation, a New York Corporation (“Alliance”), with and into NBT, with NBT being the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of October 7, 2012, by and between NBT and Alliance (the “Merger Agreement”). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) of NBT and Alliance included in the Registration Statement on Form S-4 filed by NBT with the Securities and Exchange Commission in connection with the issuance in the Merger of shares of NBT common stock (the “Registration Statement”), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by NBT and Alliance in (i) representation letters provided to us in connection with our preparation of this opinion, (ii) the Proxy Statement/Prospectus and (iii) the Merger Agreement, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Merger will be consummated in accordance with the Merger Agreement, that the Merger will qualify as a merger under the applicable laws of the State of Delaware and the State of New York, that each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and that the Merger Agreement is valid and binding in accordance with its terms.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the federal income tax consequences of any aspect of the Merger.

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NBT Bancorp Inc.

December 21, 2012

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

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We express no opinion herein other than the opinion expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinion.

We hereby consent to the inclusion of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm under the captions “Proposal I—The Merger—Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP